Exhibit 5.2

70-40477270/SS	31 August 2010

Barclays Bank PLC

1 Churchill Place

London E14 5HP

Dear Sirs

Barclays Bank PLC

Form F-3 – Registration Statement Under the Securities Act of 1933

We have acted, and have prepared this letter, on the instructions of Barclays Bank PLC (the “Bank” or the “Issuer”) in connection with the Bank’s Form F-3 – Registration Statement under the Securities Act of 1933 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering:

(a)	The Bank’s debt securities, in one or more series, which are unsubordinated obligations (“Senior Debt Securities”);

(b)	The Bank’s debt securities, in one or more series, which are subordinated obligations having a stated maturity (“Dated Subordinated Debt Securities”);

(c)	The Bank’s debt securities, in one or more series, which are subordinated obligations having no stated maturity (“Undated Subordinated Debt Securities”);

(d)	The Bank’s non-cumulative dollar-denominated preference shares, in one or more series (“Preference Shares”) and which may be represented by American Depositary Shares (evidenced by American Depositary Receipts) of a corresponding series (“American Depositary Shares”); and

(e)	The Bank’s warrants, in one or more series, which may be Debt Warrants or Universal Warrants (each as defined in the Registration Statement) (the “Warrants”).

The Senior Debt Securities are to be issued pursuant to, and governed by, an indenture dated 16 September 2004 (the “Senior Debt Indenture”), the Dated Subordinated Debt Securities are to be issued pursuant to, and governed by, an indenture dated as of 30 June 1998 (the “Dated Debt Indenture”), the Undated Subordinated Debt Securities are to be issued pursuant to, and governed by, an indenture (the “Undated Debt Indenture”), the Debt Warrants are to be and some Universal Warrants may be issued pursuant to and governed by, a warrant agreement (the “Warrant Agreement”) and some Universal Warrants may be issued pursuant to and governed by, an indenture (the “Warrant Indenture”) in each case between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”) save for the Warrant Agreement between the Bank and a warrant agent to be named therein.

1. Documents

For the purposes of this letter, we have examined inter alia the following:

1.1	The Senior Debt Indenture;

1.2	The Dated Debt Indenture;

1.3	Form of Undated Debt Indenture filed as an exhibit to the Registration Statement and dated as a draft 5 December 1997;

1.4	Form of Warrant Agreement filed as an exhibit to the Registration Statement;

1.5	Form of Warrant Indenture filed as an exhibit to the Registration Statement;

1.6	A copy of the Registration Statement;

1.7	Extract from minutes of a meeting of the Board of Directors of the Bank dated 14 April 1994, certified a true copy by Patrick Gonsalves;

1.8	A copy of a written resolution of the Fund Raising Committee of the Board of Directors of the Bank dated 29 July 2010, certified a true copy by Charlotte Evans;

1.9	The deposit agreement dated 25 April 2006 between the Issuer, The Bank of New York Mellon and all holders from time to time of American Depositary Receipts issued thereunder (the “Deposit Agreement”); and

1.10	A copy of the memorandum and articles of association of the Issuer as amended on 30 April 2010 (the “Articles of Association”).

The Senior Debt Indenture, the Dated Debt Indenture, the Undated Debt Indenture, the Warrant Indenture and the Deposit Agreement shall together be referred to as the “Issue Documents”.

2. English and UK Tax Law

The opinions set out in this letter (which are strictly limited to the matters stated herein and are not to be read as extended, by implication or otherwise, to any other matters) relate only to English law (or, insofar as the opinions relate to tax, to the tax law of the United Kingdom) as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

3. Assumptions

The opinions set out in this letter are based upon the following assumptions:

3.1	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified, photostatic or faxed copies and the authenticity of the originals of such documents.

3.2	That the Issue Documents and the Warrant Agreement, if executed, are duly authorised by and duly executed by or on behalf of each of the parties thereto (except the Bank) and that the performance thereof is within the capacity and powers of each of them (except as aforesaid).

3.3	That on issue, each global Preference Share and any definitive Preference Shares will be duly executed on behalf of the Issuer by the person(s) authorised to do so, that they will be authenticated and issued in accordance with the Issue Documents and, in the case of any definitive Preference Shares, in accordance with the terms of the global Preference Share.

3.4	That the obligations expressed to be by the Issuer under the Issue Documents to which it is a party and the Warrant Agreement, if executed, constitute the Bank’s legal, valid and binding obligations under the laws of the State of New York and that words and phrases used in such documents have the same meaning and effect as they would if such documents were governed by English law.

3.5	That the submission to the jurisdiction of any state and federal court in the City and State of New York by the Issuer contained in the Issue Documents to which it is a party and the Warrant Agreement, if executed is legal, valid and binding under the laws of the State of New York.

3.6	That the copy of the memorandum and articles of association of the Bank referred to above is true and up-to-date.

3.7	Barclays Bank PLC is resident only in the United Kingdom for United Kingdom tax purposes.

3.8	There will not be, at any material time, any substitution of the Bank as issuer under the Issue Documents or the Warrant Agreement.

3.9	That the holders of the American Depositary Shares are the absolute beneficial owners of the Preference Shares and any dividends paid thereon.

3.10	That the American Depositary Shares constitute interests in depositary receipts for the Preference Shares for the purposes of section 99(6) of the Finance Act 1986.

3.11	That the resolutions set out in the minutes referred to above were passed at a duly convened and quorate meeting and have not been revoked or superseded and that the minutes of any meeting referred to above are true records of the proceedings at the meetings.

3.12	The absence of any other arrangements between any of the parties to the Issue Documents or the Warrant Agreement which modify or supersede any of the terms of the Issue Documents or the Warrant Agreement.

3.13	That there has been no alteration in the status or condition of the Bank as revealed by a search carried out against the Bank at the Companies Registration Office in London at 10 a.m. on 31 August 2010 and an enquiry by telephone in respect of the Bank at the Central Index of Winding Up Petitions at 11.04 a.m. on 31 August 2010.

3.14	That the Fund Raising Committee referred to above, in resolving to sign the Registration Statement, any Prospectus Supplement and any related Pricing Supplement issued in connection therewith, has acted (and when electing to issue any securities constituted by the Issue Documents or any Preference Shares and, if and when resolving to execute the Warrant Agreement and electing to issue any Warrants constituted by the Warrant Agreement, will act) bona fide and in the interests of the Bank.

3.15	That an English court would conclude that each of the Issue Documents and the Warrant Agreement and Undated Debt Indenture, if executed, which is governed by a law other than English law has the same effect under the relevant governing law as it would have if such agreement was governed by English law.

3.16	That the Issue Documents have been or will be and the Warrant Agreement, if executed, will be entered into in the form as reviewed for the purpose of this opinion and outlined above.

4. Opinion as to English Law

On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:

4.1	The Bank is a company duly incorporated in England.

4.2	The Issue Documents constitute and the Warrant Agreement and Undated Debt Indenture, if entered into in the form attached as an exhibit to the Registration Statement, will constitute legal, valid and binding obligations of the Bank.

4.3	The subordination provisions applicable to the Dated Subordinated Debt Securities set out in Sections 2.01 and 12.01 of the Dated Debt Indenture have the effect that in a winding up of the Bank in England the holders of Dated Subordinated Debt Securities and any Coupons appertaining thereto and the Trustee will not be entitled to receive and retain any amounts for application in payment of sums due in respect of the Dated Subordinated Debt Securities and any such Coupons until all Dated Subordinated Debt Senior Claims (as defined in the Dated Debt Indenture) have been satisfied.

4.4	The subordination provisions applicable to the Undated Debt Securities set out in Section 2.01 and 12.01 of the Undated Debt Indenture have the effect that in a winding up of the Bank in England the holders of Undated Subordinated Debt Securities and any Coupons appertaining thereto and the Trustee will not be entitled to receive and retain any amounts for application in payment of sums due in respect of the Undated Subordinated Debt Securities and any such Coupons until all Senior Claims (as defined in the Undated Debt Indenture) have been satisfied.

4.5	The Preference Shares, when issued by the Bank against receipt of the subscription price therefor or upon the exercise by the Bank of any right of conversion attaching to Dated Subordinated Debt Securities or Undated Subordinated Debt Securities of any series, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the creation (if necessary) of new Preference Shares by the Bank in general meeting, and the determining of the terms of issue of the Preference Shares in accordance with the Articles of Association of the Bank), and assuming the issue price of the Preference Shares is not less than the nominal value thereof and is fully paid on issue and assuming due authority has or will be provided to the directors of the Bank to allot such Preference Shares, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of England and Wales.

4.6	We hereby confirm to you that the section entitled “Tax Considerations—United Kingdom Taxation” in the Registration Statement is correct in all material respects.

4.7	We confirm that this opinion may be filed with the Commission as an exhibit to the Registration Statement and we consent to the references to our firm under the headings “Tax Considerations—United Kingdom Taxation”, “Service of process and Enforcement of Liabilities” and “Validity of Securities” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 (as amended) or the rules and regulations of the Commission thereunder. Save as aforesaid, this opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent.

5. Reservations

The opinions set out in paragraph 4 above are subject to a number of reservations, including the general reservation that the term “enforceable” as used above signifies that the relevant obligations are of a type which the English courts may enforce, but does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. You should particularly note the following reservations:

5.1	The power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought.

5.2	Where obligations of any person are to be performed in jurisdictions outside England, such obligations may not be enforceable under English law to the extent that performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

5.3	In some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the Preference Shares or the Issue Documents or the Warrant Agreement providing that the courts of England have jurisdiction in relation thereto.

5.4	Where any person is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

5.5	Any provision to the effect that any calculation, determination or certification will be conclusive and binding will not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect, and an English court may regard any calculation, determination or certification as no more than prima facie evidence of the matter calculated, determined or certified.

5.6	Enforcement of rights may be or become limited by prescription or by the lapse of time, or may be or become subject to set-off or counterclaim.

5.7	Under English law, any obligation to pay additional interest in circumstances of breach or default might be held to be unenforceable on the ground that it is a penalty and thus void.

5.8	Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

5.9	If a party to any Issue Document or the Warrant Agreement or to any transfer of, or payment in respect of, a Preference Share is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Issue Document or the Warrant Agreement or in respect of the relevant transfer or payment may be unenforceable or void.

5.10	Our opinions as regards the binding nature of the obligations of the Issuer and Barclays PLC under the Issue Documents or the Warrant Agreement are subject to all limitations arising from bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting the rights of creditors generally.

5.11	It is our experience that searches and enquiries of the type referred to in paragraph 3.13 above may be unreliable and, in particular, that notice of a winding up order made or resolutions passed, or an administration order made, or a receiver or administrative receiver appointed may not be filed promptly at the Companies Registry.

5.12	An English court may not apply the laws of the State of New York if to do so would be contrary to public policy or mandatory rules of English law.

5.13	If any proceedings are brought by the Issuer in the English courts, those courts may accept jurisdiction in certain cases, notwithstanding the provisions of the Issue Documents, the Warrant Agreement and the ADSs providing that the Issuer has irrevocably submitted to any state or federal court in the City and State of New York have exclusive jurisdiction in relation thereto.

5.14	The opinion in paragraph 4.6 above assumes that any transfer of, or agreement to transfer, a holder’s rights in respect of Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities held in a clearing system does not amount to the transfer of, or an agreement to transfer either:

(i)	an interest in such Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities; or

(ii)	rights against the clearing system;

in each case falling short of full ownership of the relevant Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities. Whilst this point is not entirely free from doubt, we are not aware of the United Kingdom HM Revenue & Customs seeking to charge stamp duty or stamp duty reserve tax on the basis that the legal position is as set out in (i) or (ii) above.

5.15	There are no reciprocal arrangements in force between the United States of America and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by any state or federal court in the City and State of New York is not enforceable directly in England but may be recognised by the English courts according to common law principles. A judgment by those courts will not be enforced by the English courts if:

5.15.1	the proceedings in which the judgment was given were opposed to natural justice;

5.15.2	the judgment was obtained by fraud;

5.15.3	the enforcement of the judgment would be contrary to English public policy;

5.15.4	an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of those courts;

5.15.5	before the date on which those courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

5.15.6	the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980;

5.15.7	the judgment is based on a rule of law specified by the Secretary of State as concerned with the prohibition of restrictive trade practices;

5.15.8	the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

5.15.9	the bringing of proceedings in those courts was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in those courts.

5.16	If the English court gives judgment for the sum payable under a judgment of the state or federal courts in the City and State of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain an English judgment or to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the state or federal courts in the City and State of New York or if the judgment debtor has any set-off or counterclaim against the judgment creditor.

5.17	Our opinion is subject to Rule 2.85 or Rule 4.90 of the Insolvency Rules 1986 which provides for a mandatory right of set-off where there have been mutual dealings between a company and a creditor prior to that company’s liquidation. We therefore express no opinion as to whether the subordination provisions in the Dated Subordinated Debt Securities or the Undated Subordinated Debt Securities (together the “Subordinated Securities”), will be effective in this regard in a liquidation of the Bank or the holder in the event that any sum is then due (within the meaning of Rule 2.85 or Rule 4.90 of the Insolvency Rules 1986) to the holder from the Bank under the Subordinated Securities.

5.18

We would refer you to section 107 of the Insolvency Act 1986 which provides that a “company’s property … shall on the winding-up be applied in satisfaction of the company’s liabilities pari passu”. Nevertheless it is our view, following the decision of the Court of Appeal in SSSL Realisations (2002) Limited v AIG Europe (UK) Limited[1], that contractual subordination provisions are effective under English law notwithstanding section 107 of the Insolvency Act 1986 and two earlier decisions of the House of Lords which could be construed as ruling that it was contrary to public policy

[1]	[2006] EWCA Civ 7

to contract out of the pari passu rule. However, it should be noted that these decisions, being first instance, are persuasive but not binding on any Court in future cases;

5.19	We express no opinion as to whether interest payable to unsubordinated creditors under section 189 of the Insolvency Act 1986 would be payable in priority to the holder’s claims under the Subordinated Securities;

5.20	Under section 238 of the Insolvency Act 1986, the court may set aside a transaction which is at an undervalue which was entered into within a specified period ending with the onset of insolvency (being, in broad terms, the earliest of the date of the commencement of a winding-up or, if earlier, the date of presentation of an application for an administration order, the filing with the court of a notice of intention to appoint an administrator, or the company entering administration). A transaction is at an undervalue if the transaction constitutes a gift or if the company enters into the transaction for a consideration the value of which is significantly less than the value of the consideration provided by the company. For such an order to be made the company must have been unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time of the transaction or as a consequence of it. No order may be made if the company entered into the transaction in good faith and for the purpose of carrying on its business and there were reasonable grounds at that time for believing that the transaction would benefit the company. We are aware of no facts which suggest that an order might be made under this provision but would stress that the issues are primarily ones of fact;

5.21	Under section 239 of the Insolvency Act 1986, the court may set aside a transaction which is a preference which was entered into within a specified period ending with the onset of insolvency. A transaction is a preference if the company does any thing or suffers anything to be done which has the effect of putting a creditor, surety or guarantor into a position which, in the event of the company’s insolvent liquidation, would be better than if that thing had not been done or suffered. No order may be made unless the company was influenced in giving the preference by a desire to produce that result. For an order to be made the company must also have been unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time of the transaction or as a consequence of it. This provision has effect not only in relation to the entry into of new transactions but also in relation to payments and other performance of obligations under existing transactions. We are aware of no facts which suggest that an order might be made under this provision in relation to the Bank in connection with any issue of the Subordinated Securities, but would stress that the issues are primarily ones of fact, and we express no view as to whether the performance of obligations falling due for performance in the future might constitute a preference at that time;

5.22

Under section 178 of the Insolvency Act 1986, a liquidator of a company may disclaim “onerous” property of the company, which includes any “unprofitable contract” to which the company is party. Following the decision of the Court of Appeal in SSSL

Realisations (2002) Limited v AIG Europe (UK) Limited[2] , a contract may be regarded as unprofitable where:

(i)	it imposes continuing financial obligations;

(ii)	it gives rise to prospective liabilities; or

(iii)	it requires performance over a substantial period of time or involves expenditure,

in each case on the part of the relevant company. Accordingly, and having regard to the nature and purpose of the subordination provisions of the Subordinated Securities, we do not consider that the powers conferred by section 178 of the Insolvency Act 1986 could be used to avoid the subordination provisions of the Subordinated Securities;

(j)     Any obligation imposed on the Trustee to hold a benefit, payment, distribution or other amount to the order of, or on trust for, a creditor of the Company other than the holders of the Dated Subordinated Debt Securities or the Undated Subordinated Debt Securities may constitute a charge which may be required to be registered in accordance with the Companies Act 2006 to be effective. Although comments have been made by the Court of Appeal in SSSL Realisations (2002) Limited v AIG Europe (UK) Limited, to the effect that turnover trusts of the nature contained in the Dated Debt Indenture and the Undated Debt Indenture do not create registrable security, these comments, made in the context of section 395 Companies Act 1985, are of persuasive rather than binding authority only;

5.23	There are provisions in both the Companies Act 2006 and the Insolvency Act 1986 for schemes of arrangement or voluntary arrangements in respect of companies to be agreed by creditors or, in some cases, shareholders of the company. In the case of either a scheme of arrangement or a company voluntary arrangement, approval at the creditors’ meeting of its terms does not require unanimity of the affected creditors, whether or not present at the meeting. Such arrangements could affect rights of creditors including the relative ranking of their claims against the company. Any such an arrangement which purported to unwind or otherwise amend the application of the subordination provisions of the Subordinated Securities would require to be voted upon by all affected creditors, which would include the general body of ordinary unsecured creditors of the Bank who would be the constituency most affected by such an arrangement. In the case of a scheme of arrangement under Part 26 of Companies Act 2006, such a scheme would, most likely, not become effective unless and until (i) it had been approved by a class meeting of the ordinary unsecured unsubordinated creditors of the Bank, by the requisite statutory majorities of those creditors (being 75% by value and 50% by number of those attending and voting at the meeting) and (ii) it was then sanctioned by the High Court, which would withhold such sanction if it considered that the scheme was ‘unfair’. In the case of a voluntary arrangement under

2 [2006] EWCA Civ 7

Part 1 of the Insolvency Act 1986, no such separate class meeting of the Bank’s unsecured unsubordinated creditors would be convened. Rather, all creditors of the Bank would be entitled to attend a meeting and vote on the proposal. However, if the arrangement were approved by the statutory majority of the Bank’s creditors, it would be open to any unsecured unsubordinated creditor to apply to the High Court for the arrangement to be set aside on the ground that at least that creditor would be unfairly prejudiced by the arrangement;

5.24	The opinions set out in this letter are subject to any limitations arising from any measures taken in relation to a bank, or a holding company of a bank or a building society (as such terms are defined in Part 1 of the Banking Act 2009), or any changes in law made pursuant to the powers contained in Part 1 of the Banking Act 2009 which are designed to address the situation where all or part of a business of a bank or building society has encountered, or is likely to encounter, financial difficulties.

6. Limits of our Opinion

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be suffered as a result of or in connection with the Issue Documents, the Warrant Agreement, Preference Shares, the American Depositary Shares, Senior Debt Securities, Dated Subordinated Debt Securities, Undated Subordinated Debt Securities or Warrants or, in any case, their creation, issue, allotment or delivery. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Registration Statement, nor have we been responsible for ensuring that the Registration Statement contains all material facts. In particular, we have not been responsible for ensuring that the Registration Statement complies with the listing requirements of any stock exchange.

This letter is given solely for the purposes of the Registration Statement and for the information of the persons to whom it is addressed, and may not be relied upon for any other purpose or by any other person.

Yours faithfully

/s/ CLIFFORD CHANCE LLP